Exhibit 99.1

FOR IMMEDIATE RELEASE                                         Contact:                 Zac Nagle
September 26, 2013	Vice President,
Investor Relations and Communications
713-753-5082
Investors@kbr.com

Media Relations Hotline: 713-753-3800

United States District Court Awards KBR $465 million in Arbitration Against PEP

HOUSTON -- KBR (NYSE:  KBR) announced today that the United States District Court Southern District of New York has entered a judgment for $465 million confirming the International Chamber of commerce’s arbitration award against Pemex Exploration and Production (PEP), a subsidiary of Pemex, the Mexican national oil company.

This judgment consists of approximately $355 million for the original judgment plus interest and approximately $106 million for performance bonds plus interest.  The amount of the value added tax has yet to be determined.

PEP has 30 days to post security for the entire amount.

"This is not just a win for KBR but a win for all international companies doing business with Mexico, Pemex and PEP," said Andrew Farley, Executive Vice President and General Counsel.  "While KBR has been seeking the rightful payment for its outstanding contract fees from PEP since 1997, Pemex and PEP have benefited from KBR's work. It is now important that Pemex and PEP fulfill their legal obligations and pay the full amount of the arbitration award to ensure companies will see Mexico as a reliable investment option."

Full transcript of Judge Hellerstein’s final judgment is available on KBR’s website (http://bit.ly/1asyIq5).

KBR is a global engineering, construction and services company supporting the energy, hydrocarbon, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.